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                                                                    EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 333-18371) of our report which includes an explanatory paragraph addressing certain costs and expenses presented in the financial statements which represent allocations and management's estimates of the costs of services provided by Millipore Corporation, dated February 10, 1995, on our audit of the financial statements of Waters Chromatography Division of Millipore Corporation (the "Predecessor") for the period January 1, 1994 to August 18, 1994, which report is included in this Annual Report on Form 10-K.

                                     /s/ Coopers & Lybrand L.L.P.
                                     Coopers & Lybrand L.L.P.

Boston, Massachusetts
March 25, 1997